KEY TECHNOLOGY, INC.

                     SUPLUSCO HOLDING B.V.

                   STOCK PURCHASE AGREEMENT
                   ------------------------


          The parties to this Stock Purchase Agreement dated as July 1, 1996 are Suplusco Holding B.V., a corporation organized under the laws of the Netherlands (the "Company"); R.C. van Beem, W.J. Arentsen, and W. de Haan (the "Shareholders"), who indirectly own all of the outstanding stock of the Company; the Shareholders' individually owned corporations which directly own the Company's shares, Robs-Roiz B.V., Arentsen B.V. and Hagrocom B.V. (the "Shareholder B.V.s"); and Key Technology, Inc., an Oregon U.S.A. cor-poration ("Purchaser").

                       R E C I T A L S:

          A. Shareholders through their personally owned corporations as recited above are the owners of all of the outstanding stock of the Company, which is the owner of all of the outstanding capital stock of Superior B.V., a corporation organized under the laws of the Netherlands ("Superior"). Superior is engaged in the manufacture and sale of vibratory and conveying equipment in European markets. The shares of the Company owned by each of the Shareholder B.V.s are as follows:

          Shareholder B.V.         Company Shares Owned
          ----------------         --------------------

          Robs-Roiz B.V.                  488
          Arentsen B.V.                    61
          Hagrocom B.V.                    61

The nominal value representing the entire issued and outstanding share capital of the Company is 61.000.

          B. Purchaser and its affiliates are engaged in the business of the manufacture and sale of automated optical inspection systems and material handling equipment in global markets with its principal place of business located in Walla Walla, Washington, U.S.A.

          C. Shareholders wish to transfer 100 percent of the ownership of the Company to Purchaser by having Purchaser purchase all of their indirectly owned shares in the Company, such shares hereinafter referred to as: "the Shares", and Purchaser wishes to acquire all of the Company's outstanding shares of capital stock on the terms and conditions set forth herein.

          In consideration of the premises and the representations and warranties contained herein, the parties agree as follows:

     1.   Purchase and Sale Transaction.
          -----------------------------

          1.1  Sale of Shares.  On the Closing Date,
Shareholders shall cause each of their personally owned corporations, Robs-Roiz B.V., Arentsen B.V. and Hagrocom B.V., to sell to Purchaser, and Purchaser shall purchase from the Shareholder B.V.'s the following number of shares of the Company's outstanding stock:

                                       Total Shares
     Name of Shareholder B.V.      to be Sold to Purchaser
     ------------------------      -----------------------

          Robs-Roiz B.V.                       488
          Arentsen B.V.                         61
          Hagrocom B.V.                         61


          1.2 Pre-Closing Audit. At Purchaser's expense, Deloitte Touche Tohmatsu International has prepared an audit of the Company's consolidated balance sheet as per May 31, 1996 and its consolidated income statement for the 11-month period then ended (the audit is referred to herein as the "Audit" and the audited statements are referred to herein as the "Audited Statements, attached hereto as Exhibit A and showing a Shareholders Equity as defined in section 1.5 below of DFL 1,120,284").

          1.3 Purchase Price To Be Paid at Closing. The aggregate purchase price for the Shares will be Dfl 5,200,000 subject to adjustment as to the deferred payments in Section
1.4 as provided in Section 1.5 below. The purchase price payable in Dutch guilders at Closing to each of the Shareholder B.V.s shall be the following amounts:

          Name of Shareholder B.V.           Amount
          ------------------------           ------

          Robs-Roiz B.V.                Dfl 3,380,000
          Arentsen B.V.                 Dfl   295,000
          Hagrocom B.V.                 Dfl   295,000

          1.4 Deferred Payments. In addition to the payments at Closing, Purchaser will pay the Deferred Payments provided herein. Subject to adjustment as provided in Section 1.5 below and to the proviso regarding employment below in this Section 1.4, the Purchaser will pay to the Shareholder B.V.'s the following additional payments on July 1st of each of the years 1997, 1998 and 1999, together in each instance with interest on such amount computed at 7 percent per annum on each annual payment date:

                                        Additional Annual
          Name of Shareholder B.V.       Payment Amounts
          ------------------------      -----------------

            Robs-Roiz B.V.                Dfl 260,000
            Arentsen B.V.                 Dfl  75,000
            Hagrocom B.V.                 Dfl  75,000

The right to receive such additional payments is subject to
(i) the provisions for adjustment as provided in Section 1.5 below and (ii) to the following sentence. If a shareholder's employment with Superior is terminated by Superior because the Shareholder (i) commits any act of gross misconduct or repeats or continues (after written warning) any other serious breach of his obligations under his Employment Agreement referenced in Section 7.6 below; or (ii) is dismissed for reasons covered by Article 7A:1639 p (dringende redenen) Netherlands Civil Code; or (iii) commits any act of material dishonesty relating to Superior, or if a Shareholder terminates his employment without cause (cause for this purpose limited to non-payment of salary), Purchaser shall have no obligation to make any deferred payment or portion thereof to the respective Shareholder B.V. after the date on which such termination becomes effective. If employment is terminated by Key or Superior without cause as provided in the foregoing clauses
(i), (ii) or (iii) in this Section 1.4, or in the event of death or complete disability, or if the shareholder terminates for cause (cause for this purpose is limited to non payment of salary), shareholder will continue to receive the scheduled deferred payments at the regularly scheduled payment dates. The deferred payments shall be secured by a standby letter of credit confirmed by an irrevocable bank guarantee to be established by Purchaser, as provided in Section 7.8 below.

          1.5 Adjustment to Deferred Payments. The deferred purchase price to be paid on July 1, 1997 will be subject to adjustment based on the results of the Updated Audit. The Updated Audit will be an audit of the Company's financial statements for the year ended June 30, 1996 to be prepared by Deloitte Touche Tohmatsu International consistent with the policies and practices used with the May 31 Audit. To the extent the Company's balance sheet at June 30, 1996 as determined by the Updated Audit reflects Shareholders' Equity (defined as total assets in excess of total liabilities) of more than Dfl 1,365,000, the purchase price will be increased by one guilder for each guilder in excess of Dfl 1,365,000. To the extent the Updated Audit determines that the Company's Shareholders' Equity is less than Dfl 1,196,000, the purchase price will be decreased by one guilder for each guilder by which Shareholders' Equity is less than Dfl 1,196,000. None of the costs of the Audit or the Updated Audit will be included in the Shareholders Equity calculation.

          In addition, the Parties have established an estimated net profit of Dfl 41,000 for an order of Superior product to be shipped to McCains in July of 1996. If all components of the McCains order are not ready to ship by June 30, 1996, a reduction of up to Dfl 41,000 will be made to the July 1, 1997 Deferred Payments to the extent of the percentage of the total order not ready for shipment multiplied by Dfl 41,000. Any increase or decrease in the aggregate purchase price shall be allocated 80 percent to Robs-Roiz B.V., 10 percent to Arentsen B.V. and 10 percent to Hagrocom B.V., and will be added to or subtracted from the July 1, 1997 payments.


          If the updated Audit establishes Shareholders Equity at Dfl 1,096,000 or less, the Shareholders may at their own expense request a separate audit by a firm of registered auditors. If that separate audit concludes that Shareholders Equity should not have been reduced to the extent determined by the updated Audit, the parties will attempt to resolve any differences by agreement. If they can not agree, the dispute will be finally resolved by a third audit firm appointed by the President of the Netherlands Institute of Registered Auditors, with the cost thereof to be shared equally by Shareholders and Purchasers.

          1.6 Transfer Taxes. Transfer taxes imposed under the laws of the Netherlands, if any, on the transfer of the shares by the Shareholder B.V.'s or the control of the Company and Superior will be paid by the Shareholder B.V.'s. Purchaser accepts any liability for transfer taxes attributable to real estate.

     2.   Closing.
          -------

          At July 1, 1996 or on such other date as the parties may mutually agree (the "Closing Date"), the parties shall consummate the transaction contemplated hereby (the "Closing") by the Shareholder B.V.'s transferring the shares to the Purchaser through the execution by the parties of a notarial deed of transfer in the form of Schedule 2 attached hereto, which will be passed by civil law notary Mr. F.W. Oldenburg of the law and notary firm Nauta Dutilh at Rotterdam. The Shareholder B.V.'s undertake to cause the Company to acknowledge the transfer of the shares on the Closing Date and to register such transfer in its

Register of Shareholders forthwith. At the date hereof the parties shall further take such other actions as required to be taken pursuant to this Agreement. The Purchaser will deliver by wire transfer to the above law and notary firm funds in the aggregate amount of the purchase price to be paid at Closing, subject to satisfaction or waiver of the conditions set forth in Sections 6 and 7 below.

     3.   Shareholders' Representations.
          -----------------------------

          Sections 3.1 through 3.26 below set forth the representations of the Shareholders in connection with the sale of the Company's stock to Purchaser. As to each representation, the Shareholders have prepared and attached to this Agreement specified Disclosure Schedules. The Disclosure Schedules and the related Disclosure Letter are intended to set forth all information necessary to correct or modify each representation, identified to correspond numerically to the following section numbers. Except as set forth in the Disclosure Letter, the Shareholders and each Shareholder B.V. jointly and severally represent to Purchaser as follows:

          3.1 Organization and Valid Existence. The Company and Superior are corporations duly organized and validly existing under the laws of the Netherlands and each has all requisite corporate power and authority, and has obtained all licenses or permits required, to own, lease and operate its properties and to carry on its business as now being conducted.

          3.2 Charter Documents and Articles of Association. Attached hereto as Disclosure Schedules 3.2 are complete and correct copies of the Company's and Superior's charter documents, Articles of Association and minutes of all meetings of the directors or shareholders held since Juli 9, 1993.

          3.3 Capital Stock. The authorized capital stock of the Company consists of 2.000 shares of Common Stock, of which 610 are outstanding. No other classes of stock of the Company are authorized. The Shareholder B.V.'s own beneficially and of record (through their wholly owned corporations) all outstanding shares of the Common Stock of the Company, holding such shares in the amounts shown in Section 1 above. The Shareholders' register of the Company, a copy of which is attached as Disclosure Schedule 3.3, correctly and completely reflects the current and former shareholders of the Company and all particulars required to be contained by such register. All outstanding shares of the Company's Common Stock are validly issued, fully paid and nonassessable. There are no outstanding options, contracts, calls, commitments, preemptive rights or demands of any nature relating to the Common Stock of the Company or Superior. No person may assert any right for any violation of any preemptive rights of any past or present shareholder of the Company. There are no voting agreements or purchase or sale agreements applicable to any of the Company's outstanding Common Stock, except as set forth in any specifically identified Exhibit or Schedule to this Agreement. There are no pledges, liens or encumbrances applicable to the outstanding shares of capital stock of the Company or Superior, and the Shareholder B.V.'s and the Company, respectively, have good and unencumbered title to all such shares. There are no restrictions on the transfer of the shares ("blokkeringsbepalingen") other than as set forth in the Articles of Association.

          3.4 Subsidiaries. The Company owns 100 percent of the outstanding capital stock of Superior, and except for such ownership the Company does not have any other subsidiaries and at the date hereof has no equity interest in any other corporation, partnership, joint venture or association.

          3.5  Authority Relative to Agreement.  The
Shareholders and the Company have the requisite power to execute and deliver this Agreement and to perform their respective obligations hereunder. The Shareholders and the Company have taken (or by the Closing Date will have taken) all actions required by law, or otherwise to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and legally binding obligation of the Shareholders and the Company enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles.

          3.6 Effect of Agreement. No consents or approvals are required to be obtained from any governmental agencies or are required under the provisions of any instruments to be obtained from any third party in connection with the execution and consummation of this Agreement by the Company or the Shareholders. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any note, mortgage, indenture, agreement, license or other instrument to which the Company or either of the Shareholders is a party, or to the best of the Shareholders' knowledge, of any judgment, order or decree, rule or regulation of any court or administrative agency to which the Company or either of the Shareholders is a party or by which any of them or any of the Company's assets is bound, nor will it conflict with the provisions of the Articles of Association of the Company, or to the best of the Shareholders' knowledge, violate any statute, license or regulation of any governmental authority.

          3.7 Financial Statements. In addition to the Audited Statements, attached as Disclosure Schedule 3.7 is a true copy of the Company's audited financial statements (balance sheet and profit and loss account) for the year ended June 30, 1995, together with explanatory notes thereto and the annual report (jaarverslag) (all such statements are collectively referred to herein as the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of the Company, fairly present the financial position and results of the Company's operations at and for the periods indicated, and were prepared in accordance with accounting principles generally accepted in the Netherlands and applied consistently with prior periods except as otherwise noted in any footnotes to the Financial Statements.

          3.8 Undisclosed Liabilities. The Company does not have any liabilities or obligations of any kind not otherwise fully covered by existing insurance policies which are listed as part of Disclosure Schedule 3.8 (including any material claims under any product warranties), whether accrued, absolute, contingent or otherwise, except:

               (a)  to the extent set forth in the Financial
Statements and not heretofore paid or discharged;

               (b)  to the extent specifically set forth in
any Schedules specifically made a part of this Agreement; and

               (c)  those incurred in or as a result of the
ordinary course of the Company's business since May 31, 1996, all of which have been consistent with past business practices of the Company and none of which, alone or in the aggregate, is material and adverse to the Company.

          3.9  Absence of Material Changes.  Since June 30,
1995, and except as expressly identified on Disclosure
Schedule 3.9 attached hereto, there has not been:

               (a)  any material adverse change in the
financial condition or in the operations of the business of the Company from that reflected by the Audited Statements;

               (b)  any damage, destruction or loss not
adequately covered by insurance, which uninsured damage, destruction or loss materially and adversely affects the business or assets of the Company nor has there been any damage, destruction or loss (determined without regard to insurance coverage), aggregating more than Dfl 10,000;

               (c) any declaration, setting aside or payment of any cash or noncash dividend or any other distribution with respect to the Company's capital stock or any direct or indirect redemption, purchase or other acquisition by the Company of any such stock, or any payment of any other kind to any stockholder of the Company or any affiliate of any stockholder except for normal compensation payments consistent with the monthly accruals reflected in the audited income statement for the current year through May 31, 1996, and all as recorded in the Company's books and records;

               (d)  any option or warrant to purchase the
Company's capital stock granted to any person or any deferred compensation agreement entered into between the Company and any of its officers, directors, employees or consultants;

               (e)  any strikes, work stoppages or other
material labor trouble;

               (f) any issuance or sale by the Company of any stocks, bonds or other securities of the Company;

               (g)  any mortgage, pledge, lien or other
encumbrance or security interest created on any material assets, tangible or intangible, of the Company, or assumed by the Company with respect to any such assets;

               (h)  any material indebtedness, liability or
obligation (whether absolute, accrued, contingent or otherwise) incurred, or other material transaction engaged in, by the Company, except those incurred or conducted in the ordinary course of business consistent with past practices as reflected in the Financial Statements.

               (i)  any material obligation or liability
discharged or satisfied, other than current liabilities or current portions of long-term liabilities shown on the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices as reflected in the Financial Statements;

               (j) any sale, transfer, or other disposition of any material tangible asset of the Company, except for sales of finished products in the ordinary course of business;

               (k) any action taken by the Company to amend, terminate or waive any material contract or right belonging to the Company other than in the ordinary course of business;

               (l)  any rights transferred or granted under
any concessions, leases, licenses, agreements, trademarks, trade names or copyrights or with respect to any know-how or other property rights;

               (m) any wage or salary increase to any officer or employee not previously disclosed to Purchaser;

               (n) any capital expenditure or any commitment therefor in excess of Dfl 10,000;

               (o)  any transaction, contract or commitment
that was not in the ordinary course of business;

               (p)  any loss of a supplier or suppliers or
customer or customers which will have a materially adverse effect on current year or future sales;

               (q)  any material change with respect to the
operations of its business, including its method of accounting; or

               (r)  any other event or condition of any
character pertaining to and materially and adversely affecting the results of operation or business or financial condition of the Company.

          3.10 Tax Matters and Social Security Contributions. The Company has filed with the appropriate governmental agencies all tax and social security returns and reports required to be filed by it and has paid, or made provisions for the payment of, and made adequate reserves therefor on its books and records for, all taxes and social security contributions which have become due. A copy of the last return filed with the required authorities has been provided to Purchaser. All such returns and reports are accurate and complete to the best of the Company's knowledge. There is no tax payable by the Company for any period prior to the Closing Date other than taxes for the current fiscal year as reflected in the Audited Statements, and the Company has paid in full all taxes, interest, penalties, assessments or deficiencies relating to all prior periods. The Company has made with-holding of tax (and transmittals of the same) to the extent required to be made under all applicable tax statutes and regulations.

          3.11 Litigation. There is no action, proceeding or investigation pending or, to the best knowledge of the Shareholders, threatened, which might result in any material adverse change in the Company's or Superior's business, property or assets after the Closing Date.

          3.12 Accounts Receivable and Inventory. The accounts receivable reflected on the Audited Balance Sheet and those existing at Closing arose from bona fide transactions in the ordinary course of the Company's business, and are fully collectible less any reserve for bad debts as set forth in the Audited Statements. The Dfl 22,000 reserve for uncollectible accounts is adequate to cover all accounts receivable shown on the Audited Statement. To the extent collections from all such accounts by December 31, 1996 is less than the full amount of such listed receivables less the Dfl 22,000 reserve, the deficiency shall be deducted from the Deferred Payments due
July 1, 1997, shared 80-10-10 by the three Shareholder B.V.'s. Inventories reflected on the Audited Balance Sheet and those existing at Closing reflect a complete and accurate inventory, determined consistently with prior practices, and include appropriate adjustment for obsolete, damaged, unsalable or unusable goods according to generally accepted accounting principles. Since June 30, 1995, the Company has sold its inventories and collected its receivables in the ordinary course of its business consistent with prior business practice.

          3.13 Accounts Payable. The accounts payable of the Company reflected on the Audited Balance Sheet and those existing at Closing arose from bona fide purchases of goods or services in the ordinary course of business.

          3.14 Leases and Contracts. All material leases and contracts to which the Company is a party are in good standing, valid and effective; and there is not under any of such leases or contracts any existing default or any event which with notice or lapse of time or both would constitute such a default by the Company or by another party thereto. All real property owned or leased by the Company and the uses being made thereof comply with all applicable laws, regulations, ordinances and restrictions with respect to the use or nature of activities conducted on such property in all material respects. All leases and contracts, excluding purchase orders and employment contracts included as part of Disclosure Schedule 3.21, to which the Company or Superior is a party with a duration of more than 30 days following the Closing Date or requiring aggregate payments to or from the Company or Superior in excess of Dfl 10,000 are listed and attached as part of Disclosure Schedule 3.14.

          3.15 Licenses and Regulations; Compliance with Laws. All governmental licenses, approvals, zoning authorizations, registrations and permits, environmental or otherwise, required in order for the Company and Superior to transact its business as now being conducted have been obtained. The conduct of the operations and the business of the Company does not violate any provisions of any applicable laws, orders, regulations or requirements, including but not limited to any laws, orders, regulations or requirements of any EC institutions or any governmental, provincial or municipal administrative body or authority having jurisdiction in relation thereto. The Company has complied with all EC and/or national and/or provincial and/or municipal laws, provisions, regulations and orders in respect of employment and employment practices and particularly in respect of work-place protection, hygiene, health and safety protection. There are no penalties, fines, assessments or remedial costs that may be imposed upon or against the Company based on prior practices or the condition of its assets at the Closing Date under any zoning, pollution, environmental or safety laws or regulations or laws or regulations relating to illegal payments.

          3.16 Conflicting Interest. None of the Shareholders nor any officer or director of the Company, or to the best knowledge of the Shareholders any relative of any of them, has had, or has any direct or indirect equity interest in any competitor, customer, supplier or other person, firm or corporation which has had, any material business relationship or material transaction with the Company during the last two fiscal years and up to and including the date hereof, or which is a party to, or has property which is the subject of, any material business arrangement with the Company. For this purpose, any spouse, lineal descendant, parent, brother or sister of any officer or director of the Company, and the spouse of any of the above, shall be deemed a relative of such person.

          3.17 Supply Arrangements. To the best knowledge of the Shareholders, none of the suppliers has indicated that it does not intend to continue its existing supplier relationship with the Company.

          3.18 Customers. The list of customers who purchased 90 percent or more of the Company's sales of products (including sales by KSK) in 1994 and 1995 are attached as Disclosure Schedule 3.18. Except as disclosed on such Schedule, to the best knowledge of the Shareholders, none of such customers has indicated that it does not intend to continue its existing customer relationship with the Company.

          3.19 Intellectual Property Rights.

               (a)  The Company and Superior each has
sufficient title and ownership of or rights of use to all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes, registrations and applications therefor (collectively, "Intellectual Property") used in its business as now conducted, including all Intellectual Property acquired from KSK as referenced in
Section 3.24 below, without any conflict with or infringement of the rights of others. Except as reflected on Disclosure
Schedule 3.19 there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company or Superior bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. Neither the Company nor Superior has received any communications or is aware of any entity alleging that Superior has violated or, by conducting its business as proposed, would violate any Intellectual Property of any other person or entity. Neither the Company nor Superior is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments or any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Superior or that would conflict with its business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Superior's business by its employees will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Shareholders do not believe it is or will be necessary to utilize any inventions of any of Superior's employees (or persons it currently intends to hire) made prior to their employment by Superior. All of the Intellectual Property is vested in (or, if applicable, leased or licensed in by) the Company or Superior free and clear of any equities, claims, liens, encumbrances or restrictions of any kind whatsoever. Disclosure Schedule 3.19 sets forth all patents, patent applications, copyrights, copyright applications, trademarks and trade names (registered or unregistered) and any other Intellectual Property owned or licensed by the Company or Superior or in which the Company or Superior has any interest of any kind.

               (b) Neither the Company nor Superior is making use of any patentable or unpatentable invention or any confidential information in which any of its present or, to its actual knowledge, past employees, has claimed a proprietary interest; and Shareholders are not actually aware of any facts that would give rise to such a claim.

          3.20 Benefit Plans. Disclosure Schedule 3.20 contains a complete list of the Company's or Superior's Employee Plans, if any. For purposes of this section, the term "Employee Plan" includes all present (including those terminated or transferred within the past two years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of the Company or to any other person who provides services to the Company. The term Employee Plan includes, but is not limited to, pension, retirement, profit sharing, stock option, stock bonus, and deferred compensation plans.

          3.21 Employees. Disclosure Schedule 3.21 contains a true and correct list naming each of the Company's and Superior's employees as of May 31, 1996, and their rates of compensation in effect at such date, all of which information is true, complete and correct in all material respects as of the date hereof, together with all existing employment contracts. To the best knowledge of the Shareholders, there is no material violation by the Company of any laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and the Company is not engaged in any unfair labor practices, which could materially and adversely affect in any way its financial condition, businesses, prospects, assets, properties or results of operations. The Shareholders have no knowledge, and the Company has not been notified, of any pending or threatened labor strikes, claims of unfair labor practices or other grievances or demands for arbitration or other proceedings regarding labor matters. Except as set forth in Disclosure Schedule 3.21, all obligations of the Company directly to its employees, to former employees or to trust or other funds or to any government agency for unemployment compensation benefits, workers compensation benefits, accident, sickness and disability benefits, pension, profit sharing and any other retirement benefits, social security benefits, vacation and holiday pay, severance or termination pay, bonuses and other forms of compensation, or any other benefits, have been paid or adequate accruals therefor have been made in the Financial Statements. Except as disclosed on Disclosure Schedule 3.21, there are no actual, threatened or pending claims, complaints, charges or actions by any of such persons against the Company or any of its officers, directors, shareholders or employees in connection with, arising from or relating to termination of employment with the Company. Except as set forth on Disclosure Schedule 3.21, the Company does not have any manuals or policies, whether oral or written, with respect to its employees, whether related to conditions of employment, termination of employment or otherwise. Except as set forth in Disclosure
Schedule 3.21, the Company does not have any agreement, oral or written, with any of its employees that (a) specifies a term of employment, or (b) specifies any limit on the Company's right to terminate any employee. The Company's Collective Labor Agreement (CAO voor de klein metaal) is attached to and made part of Disclosure Schedule 3.21.

          3.22 Bank Accounts; Guaranties; Powers of Attorney. Disclosure Schedule 3.22 contains a true and complete list showing (i) the name of each bank or other financial institution in which the Company has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto, (ii) all guaranties, endorsements or indemnifications by the Company or in favor of the Company of any person firm or corporation and (iii) the names of all persons if any holding powers of attorney for the Company.

          3.23 Warranty Exposure. Neither the Company nor Superior has any exposure for warranty expense or other requirement to perform upgrades or take corrective action with respect to products sold by Superior, KSK or any predecessor in interest at any time prior to Closing which in the aggregate will exceed 1.5 percent of the Company's consolidated sales for the 12-month period ended June 30, 1996 as will be reflected in the Updated Audited Statements.

          3.24 KSK Transaction. All agreements and documents applicable to the transaction entered into by the Company with
J. Kuhnen, h.o.d.n. KSK Schwing- und Fordertechnik on March 13, 1996 are attached hereto as Disclosure Schedule 3.24.

          3.25 Representations Applicable to Superior. Unless stated in a manner so as to expressly exclude Superior, all representations set forth in this Section 3 with respect to any matter concerning the Company, and all references to the Company, shall be construed to include both the Company and Superior.

          3.26 Disclosure. Neither this Agreement nor any Schedule attached hereto, nor any certificate or financial statement delivered by the Company or to be delivered by the Company at Closing, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements contained herein and therein not misleading.

     4.   Purchaser's Representations and Warranties.
          ------------------------------------------

          Purchaser represents and warrants to the Shareholders as follows:

          4.1 Organization and Valid Existence. Purchaser is a corporation duly organized and validly existing under the laws of the state of Oregon, U.S.A.

          4.2 Authority Relative to Agreement. Purchaser has the corporate power to execute and deliver this Agreement and to perform its obligations hereunder. Purchaser has taken (or by the Closing Date will have taken) all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution, delivery and performance of this Agreement by it.

          4.3 Effect of Agreement. No consents or approvals are required to be obtained from any governmental agencies or are required under the provisions of any instruments to be obtained from any third party in connection with the execution and consummation of this Agreement by Purchaser. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any note, mortgage, indenture, agreement, license or other instrument, or of any judgment, order or decree, rule or regulation of any court or administrative agency to which Purchaser is a party or by which it is bound, nor will it conflict with the provisions of the Articles of Incorporation or Bylaws of Purchaser, or to the best of Purchaser's knowledge, violate any statute, license or regulation of any governmental authority.

          4.4  Enforceability.  Upon the execution and
delivery of this Agreement by the parties, this Agreement will be the valid and legally binding obligation of Purchaser enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles.

     5.   Covenants of the Shareholders.
          -----------------------------

          5.1 Access to Information. During any period between the execution of this Agreement and Closing, the Shareholders shall have given Purchaser and its authorized representatives full and unrestricted access, during normal business hours, to all properties, books, records, contracts, documents, and leases of the Company and Superior and shall furnish or cause to be furnished to Purchaser and its authorized representatives all information with respect to its affairs and business as Purchaser or its authorized representatives may reasonably request. Purchaser agrees that it will, and will cause its representatives to, hold in strict confidence all information so obtained from the Company.

          5.2 Preservation of Business. During the period between execution of this Agreement and Closing, the Shareholders shall cause the Company to:

               (a)  use its best efforts to conduct its
business in a reasonable and prudent manner in accordance with past practices;

               (b)  engage in no transaction out of the
ordinary course of business;

               (c)  use its best efforts to preserve its
existing business organization and relations with its employees, customers, suppliers and others with whom it has a business relationship;

               (d) not dispose of any of its assets, except such as are disposed of, retired and replaced in the ordinary course of business;

               (e)  conduct its business in compliance with
all applicable laws and regulations;

               (f) not make any distribution to Shareholders except for compensation payments consistent with prior periods since June 30, 1995; and

               (g) not pay any bonuses or make any salary or wage increases not previously disclosed to and approved by Purchaser.

     6.   Conditions to Purchaser's Obligations.
          -------------------------------------

          Each and every obligation of Purchaser to be performed on the Closing Date or thereafter, as the case may be, shall be subject to the satisfaction at the Closing or prior thereto of the following conditions, any of which may be waived in writing by Purchaser:

          6.1  Representations and Covenants.  The
representations made by the Shareholders in this Agreement and documents to be provided by the Company pursuant to this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such repre-sentations had been made or given on and as of the Closing Date. The Company and the Shareholders shall have performed all obligations and complied with all covenants required to be performed or complied with by it and them prior to the Closing Date under this Agreement. Purchaser shall have received at Closing a certificate signed by the Shareholders to the foregoing effect.

          6.2 No Material Adverse Change. There shall have been no loss or destruction of any material assets of the Company since June 30, 1995.

          6.3 Necessary Consents. Any consents or approvals required to consummate the transactions herein provided shall have been obtained. It is acknowledged that it is the responsibility of Purchaser to obtain any consent required from Bank voor Zeeland N.V. in connection with any indebtedness owed to such Bank as reflected in the Audited Financial Statements.

          6.4 Proceedings and Instruments Satisfactory. All documents incident to the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and the Company shall have made available to Purchaser for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company which Purchaser may reasonably request in connection with such transactions.

          6.5 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency or other agency or authority which in Purchaser's opinion may have a material adverse effect on the Company.

          6.6 Employment Agreements. Purchaser and each of the Shareholders shall have entered into Employment Agreements in the form of Exhibits B-1, B-2 and B-3 attached hereto.

          6.7 Notarial deed. Purchaser shall have received a notarial copy or other suitable copy of the Notarial Deed providing for the transfer of all outstanding shares of the Company's Stock.

     7.   Conditions to Shareholders' Obligations.
          ---------------------------------------

          Each and every obligation of the Shareholders to be performed on the Closing Date or thereafter, as the case may be, shall be subject to the satisfaction at the Closing or prior thereto of the following conditions, any of which may be waived in writing by the Shareholders:

          7.1  Representations and Covenants.  The
representations made by Purchaser in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations had been made or given on and as of the Closing Date. The Shareholders shall have received at Closing a certificate signed by Purchaser to the foregoing effect.

          7.2 Necessary Consents. Any consents or approvals required to consummate the transactions herein provided shall have been obtained.

          7.3 Certified Resolutions. Purchaser shall have supplied the Shareholders with a certified copy of resolutions duly adopted by the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          7.4 Proceedings and Instruments Satisfactory. All documents incident to the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Shareholders and their counsel.

          7.5 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency or other agency or authority which in the Shareholders' opinion may have a material adverse effect on the Company.

          7.6 Employment Agreements. Purchaser and each of the Shareholders shall have entered into Employment Agreements in the form of Exhibits B-1, B-2 and B-3 attached hereto.

          7.7 Receipt of Funds. The payments due to the Shareholders as provided in Section 1.3 above shall have been tendered by Purchaser at Closing.

          7.8  Letter of Credit.  Purchaser shall have
provided the Shareholder B.V.'s with a standby letter of credit from United States National Bank of Washington, to be confirmed by ABN AMRO Bank N.V. by the issuance of an irrevocable bank guarantee, securing Purchaser's obligations to make the deferred stock purchase payments required to be paid to the Shareholder B.V.'s under Section 1.4 hereof, in the aggregate amount of the Deferred Payments. The letter of credit will contain instructions as set forth on the attached Exhibit C, allowing the Shareholder B.V.'s to draw upon the confirming bank's assurance of payment upon 30 days written notice, provided that if within such 30 day period Purchaser initiates a legal proceeding in the Netherlands asserting that a valid basis exists for an offset to the deferred payments, the payment to be made by the Confirming Bank shall be reduced by the amount of Purchaser's claim until such claim in the legal proceedings has been finally resolved or settled (geschikt).

          7.9 Payment of Company Debt. Purchaser shall have caused to be paid at Closing the debt owed by the Company to the following private companies with limited liability in the following amounts:

          TOP Beheer BV                 Dfl 1,285,000
          A Murre Investments BV        Dfl   175,000
          WP de Pundert
            Investments BV              Dfl   175,000

     8.   Indemnification.
          ---------------

          8.1 Indemnification Liability of Shareholders. The Shareholders shall jointly and severally indemnify Purchaser and the Company and their respective directors, officers and shareholders, successors and assigns for and hold each of them harmless from any of the following (all hereinafter referred to as "Damages"), subject to the period of limitation set forth in Section 8.3 below:

               (a)  Any and all costs, expenses, damages or
deficiencies incurred or suffered by Purchaser, the Company or Superior, net of any tax benefits received by the Company from any such expense, resulting from any breach of the Shareholders' representations or other misrepresentation by the Shareholders, or nonfulfillment of any covenant or obligation on the part of the Shareholders under this Agreement.

               (b)  All reasonable costs and expenses
(including reasonable attorney fees) incurred in connection with any action, suit, proceeding, demand, assessment or judgment incident to any matters indemnified against in this
Section 8.1 and in any appeal therefrom.

          8.2 Claims Procedure. The indemnification provided in Section 8.1 shall be subject to the condition that Purchaser shall give prompt written notice to the Shareholders of any claim for damages under these indemnification provisions. Claims for indemnity to which all Shareholders have acknowledged in writing to be valid claims for indemnification shall constitute Agreed Claims. Purchaser reserves the right to offset any Agreed Claim or any other amount determined by a final order of any court or other determining body to be due to Purchaser under these indemnification provisions against any part of the deferred portion of the purchase price to be paid to the Shareholders, and to defer payment of any deferred portion of the purchase price until any unresolved and outstanding claim for indemnity is resolved. Any offset under these provisions shall be allocated among the Shareholders in the same manner as provided in Section 1.5 above. This remedy by Purchaser shall not be exclusive. No waiver of Purchaser's right to pursue a claim for indemnification hereunder shall be inferred by reason of the failure of the parties to agree that the claim constitutes an Agreed Claim.

          8.3  Survival of Claims.  Any claim for
indemnification concerning breaches of a representation regarding tax or social security liabilities must be initiated by Purchaser, if it all, within six years after the Closing date. Any other claim for indemnification by Purchaser must be initiated, if at all, within two years after Closing.

          8.4 Limit of Liability. In no event may the liability of any Shareholder or any Shareholder B.V. exceed the total ammount of the Purchase Price, whether paid at Closing or as Deferred Payments, received by the Shareholder B.V. which is owned by the individual Shareholder.

     9.   Brokerage; Publicity; Other Agreements.
          --------------------------------------

          9.1 Brokerage. The Company and Shareholders represent and warrant to Purchaser that they have not engaged the services of any broker or finder with respect to this Agreement or the transactions contemplated herein, and the Shareholders jointly and severally agree to indemnify Purchaser for and hold it harmless from any and all claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming such a right because engaged by the Company or the Shareholders. Purchaser represents and warrants to the Shareholders that it has not engaged in the services of any broker or finder in connection with this Agreement or the transactions contemplated herein and agrees to indemnify the Shareholders for and hold them harmless from any claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming such a right because engaged by Purchaser.

          9.2 Publicity. Neither party will release further information or publicity to the media, the trade or any other third party regarding this transaction prior to Closing without first obtaining the consent of the other, which consent will not be unreasonably withheld.

     10.  Noncompetition and Confidentiality.
          ----------------------------------

          10.1 Noncompetition. Each Shareholder hereby agrees and undertakes that for the period specified in the Employment Agreements referred to in Sections 6.6 and 7.6 above he will not, without the prior written consent of the Purchaser,

               (a)  in the Netherlands, Belgium, any other
markets in the European Union, Switzerland or any other markets where any of Key, the Company, Superior, or any subsidairy is then selling or licensing its products, engage in activities as principal, consultant, sales representative, agent, distributor, shareholder, partner or any other capacity whatsoever, either directly or indirectly, concerning the conduct of any business involving the production of or the sales or trading in any products designed, produced, traded, quoted, installed or serviced, or the provision of services then provided, by Key, the Company, Superior or their subsidiaries or as Key, the Company or Superior has demonstrably determined to produce, trade, quote, install or provide as from a period of 12 months prior to the date on which termination of Shareholder's employment with Superior becomes effective, unless such activities by the shareholder do not compete with the activities by Key, the Company, Superior or their subsidiaries in the same country. Provided that for purposes of this Agreement the activities of Shareholder shall be deemed to be in competition with Key and its subsidiaries (other than Suplusco and Superior) only if such activities compete with the products listed on the attached Exhibit D.

               (b)  persuade or attempt to persuade any
employee or any sales representative or agent of Superior or Purchaser to terminate his or her or their relationship with Purchaser or Superior or take any action that may result in the impairment of the relationship between such employee or sales representative or agent with Purchaser or Superior;

               (c)  persuade or attempt to persuade any
customer, supplier of or other company or enterprise doing business with Superior or Purchaser to terminate his relationship with Superior or Purchaser or take any action that may result in the impairment of such relationship; or

               (d)  use or allow any of its affiliates or
companies or enterprises forming part of the same group of companies of which the Shareholder forms part to use the name Suplusco and Superior (where such use could result in any confusion in the market or could imply any connection of such business with business of the Company or Superior) and in any case a corporate name, trade name or brand name of/as used by the Company or Superior, the Purchaser and any of Purchaser's affiliated companies.

          10.2 Confidentiality. Each Shareholder undertakes not to at any time subsequent to this Agreement, divulge or communicate to any company, person or entity (other than the Purchaser or Superior as the case may be or to any of their officers or employees who need to acquire such knowledge in the performance of their duties or as directed or approved by the Purchaser in writing) any confidential information or information of any apparently confidential nature whatsoever concerning the business, affairs, accounts, dealings, transactions, customers, suppliers or business relations of Purchaser or Superior.

          10.3 Penalty. In the event that any Shareholder breaches any of his obligations contained in this Section 10, he shall immediately without any actions of formality being required to be taken or fulfilled forfeit for the benefit of Superior (or at its discretion for the benefit of Purchaser) an immediately payable penalty of Dfl 50,000 for each infringement and of Dfl 5,000 for each day such infringement will continue, without any damages or losses being required to be proven and without prejudice to the right of the Purchaser to claim additional damages if there are grounds for so doing.

     11.  Additional Provisions.
          ---------------------

          11.1 Waiver of Rescission. All parties to this Agreement expressly waive their right under Sections 6:265 et seq of the Netherlands Civil Code to Claim Rescission
(ontbinding") of this Agreement.

          11.2 Expenses. The Purchaser and the Shareholders shall each pay their respective expenses in connection with the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and advisors.

          11.3 Entire Agreement. This Agreement together with the related Exhibits and Schedules sets forth the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes and merges all prior discussions, agreements and understandings, including the letter of intent, of every kind and nature among them. No party shall be bound by any condition, definition, warranty, or representation, other than expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

          11.4 Parties in Interest. All the terms and pro-visions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors in interest of the respective parties hereto. Nothing contained herein, express or implied, is intended nor shall be construed to confer or give any person, firm or corporation other than the parties hereto, any rights or remedies under or by reason of the Agreement.

          11.5 Substitution of Subsidiary. Purchaser shall have the right, at any time prior to or at the Closing Date, to designate in its place and stead any subsidiary corporation, which subsidiary shall then succeed to all rights and be liable to perform all the obligations of Purchaser under this Agreement, all without releasing any liability of Purchaser hereunder.

          11.6 Notices. All notices or other communications which are required or permitted hereunder shall be sufficient if delivered personally or by registered or certified mail, postage prepaid, as follows:

     If to Purchaser:         Key Technology, Inc.
                              Attn:  Thomas C. Madsen
                                     President
                              150 Avery Street
                              Walla Walla, WA 99362
                              Facsimile:  509/522-3378

     with copies to:          Ronald L. Greenman
                              Tonkon, Torp, Galen,
                                Marmaduke & Booth
                              1600 Pioneer Tower
                              888 SW Fifth Avenue
                              Portland, OR 97204-2099
                              Facsimile:  503/274-8779
               and            W.H. Kesler
                              De Jonge & Peters
                              Advocaten
                              M.H. Tromplaan 10/12
                              Postbus 2121, 7500 CC
                              Enschede, Holland
                              Facsimile:  +31/53/433 03 81

     If to the
     Shareholders:            R.C. van Beem
                              W.J. Arentsen
                              W. de Haan
                              c/o Beyerdstraat 14
                              NL-4112 NE
                              Beusichem, Holland
                              Facsimile:  +31/345/501 594

     with a copy to:          W.P. de Pundert
                              Top Beheer B.V.
                              Korenhalmdijk 17, 4431 NE
                              P.O. Box 1, 4430 AA
                              's-Gravenpolder, Holland
                              Facsimile:  +31/113/312 705

               and            J.P. Franx
                              Nauta Dutilh
                              Prinses Irenestraat 59, 1077 WV
                              P.O. Box 7113, 1007 JC
                              Amsterdam, Holland
                              Facsimile:  +31/20/661 28 27
                              (as from August 1, 1996)

Any party may, by written notice to the other, change its address for purposes of this Agreement.

          11.7 Waiver. Waiver by any party of the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of or prejudice that party's right to subsequently require strict performance of, the same or any other provision of this Agreement.

          11.8 Section Headings. The headings of the sections of this Agreement are for the convenience of the parties only and shall not be construed as affecting the terms of this Agreement or counterparts be used in the interpretation of the terms of this Agreement.

          11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          11.10 Governing Law. This Agreement shall be governed by the law of the Netherlands, and all disputes hereunder will be resolved by the appropriate courts located in the Netherlands.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


KEY TECHNOLOGY, INC.               SUPLUSCO HOLDING B.V.


By /s/ Thomas C. Madsen            By /s/ R.C. van Beem
   --------------------               -------------------
   Thomas C. Madsen                   R.C. van Beem
   President                          Director



SHAREHOLDER B.V.s:                 SHAREHOLDERS:

ROBS-ROIZ B.V.                     /s/ R.C. van Beem
                                   ----------------------
                                   R.C. van Beem

By /s/ R.C. van Beem
   -----------------------         /s/ W.J. Arentsen
                                   ----------------------
                                   W.J. Arentsen



ARENTSEN B.V.                      /s/ W. de Haan
                                   ----------------------
                                   W. de Haan


By /s/ W.J. Arentsen
   -----------------------


HAGROCOM B.V.



By /s/ W. de Haan
   ------------------------

            LIST OF OMITTED SCHEDULES AND EXHIBITS
            --------------------------------------

Schedule 2          Notarial deed of transfer

Schedules 3.2       Charter Documents and Articles of
Association

Schedule 3.3        Shareholders' register of the Company

Schedule 3.7        Company's audited financial statements
                    (balance sheet and profit and loss
account)
                    for the year ended June 30, 1995

Schedule 3.8        List of Existing Insurance Policies
                    (including any material claims under any product warranties)

Schedule 3.9        Description of Material Changes

Schedule 3.14       List of all Leases and Contracts,
excluding
                    purchase orders and employment contracts

Schedule 3.18 List of customers who purchased 90 percent or
                    more of the Company's sales of products
                    (including sales by KSK) in 1994 and 1995

Schedule 3.19       List of all Intellectual Property Rights

Schedule 3.20       List of the Company's or Superior's
Employee
                    Plans

Schedule 3.21       List of each of the Company's and
Superior's
                    Employees' names and their rates of
                    compensation as of May 31, 1996

Schedule 3.22       List of Bank Accounts, Guaranties and
Powers
                    of Attorney

Schedule 3.24 All agreements and documents relating to the
                    KSK Transaction

Exhibit A           Audited Financial Statements (prepared by
                    Deloitte Touche Tohmatsu International) of the Company's consolidated balance sheet as
                    of May 31, 1996

Exhibits B-1,       Employment Agreements
B-2 and B-3

Exhibit C           Letter of credit instructions

Exhibit D           List of competitive products